EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2008 (June 3, 2008 as to the effects of the restatement described in Note 25 and the reclassification for discontinued operations described in Note 13) relating to the consolidated financial statements and consolidated financial statement schedules of The Macerich Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 25), of our report dated February 27, 2008 relating to the consolidated financial statements and consolidated financial statement schedules of Pacific Premier Retail Trust and of our report dated February 27, 2008 (June 3, 2008 as to the material weakness related to The Macerich Company’s review and analysis of the relevant terms and conditions underlying certain convertible preferred units to provide for an appropriate evaluation and determination of whether such interests represent minority interests) relating to internal control over financial reporting of The Macerich Company (which report expresses an adverse opinion on the effectiveness of The Macerich Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K/A of The Macerich Company for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

November 26, 2008